For Immediate Release

U.S. ENERGY CORP. PROVIDES OPERATIONAL UPDATE

ANNOUNCES INITIAL PRODUCTION RATE OF 1,869 BOE/D FROM THE KALIL 25-36 #2H WELL

RIVERTON, Wyoming – January 31, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (“U.S. Energy” or the “Company”), today provided an operational update.

Williston Basin, North Dakota - Rough Rider Program:

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The Kalil 25-36 #2H (infill) well was completed with 36 fracture stimulation stages and had an early 24-hour flow back rate of 1,869 BOE/D, which consisted of approximately 1,654 barrels of oil and 1,287 MCF of natural gas.  The Company has an approximate 27% working interest ("WI") and a 21% net revenue interest ("NRI") in this well.

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The Lloyd 34-3 #2H (infill) well has been fracture stimulated with 38 stages and the operator is currently drilling out the plugs, which is the final step in turning the well over to production.  Initial flow back rates are expected this week.  The Company has an approximate 14% WI and an 11% NRI in this well.  This well is an offset to our best well to date in the Rough Rider program.  The Lloyd 34-3 #1H well had an early 24 hour flow back rate of 4,030 BOE/D.

Williston Basin, North Dakota - Yellowstone and SE HR Programs:

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The Wang 10-3 #1H well has been drilled to a total depth of ~20,000 feet.  Well completion with 35 fracture stimulation stages is scheduled to commence in early February.  The Company has an approximate 18% WI and 14% NRI in this well.

•	Four additional wells (1.3 net) have been drilled to depth and are anticipated to be completed between March 2012 and June 2012.

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Under the Precision Drilling rig program, we anticipate that Zavanna will drill five additional gross wells (0.3 net) through June 2012.  Under the current completions schedule for 2012, Zavanna anticipates fracing these wells prior to September 2012.

Press Release
January 31, 2012

Eagle Ford Shale, South Texas - Leona River / Booth-Tortuga Programs:

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The initial well at the Booth Tortuga prospect, the Beeler #1H well, has been completed with 20 fracture stimulation stages and initial well flow back operations have commenced.  The operator plans to evaluate initial well results over the course of the coming weeks.  The Company has an approximate 30% WI and 22.5% NRI in this well.

•	The KM Ranch #2H well has been drilled to depth and it is anticipated that fracing operations will commence in February 2012. The Company has an approximate 30% WI and 22.5% NRI in this well.

U.S. Gulf Coast (Onshore)

•	The Bayou Bend well is expected to commence sales in February 2012. The Company has an approximate 13.5% WI and a 9.9% NRI in this well.

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The Company recently entered into a participation agreement for the Oakville (oil) Prospect in Live Oak County, Texas.  A 7,200 foot Slick Wilcox formation test well is expected to spud in the first quarter of 2012.  The Company has an approximate 10% WI and 7.5% NRI in this well.

Liquidity

Subsequent to closing the recently announced Bakken undeveloped acreage sales transactions in December 2011 and January 2012, the Company has retired $23 million in outstanding debt under the $28.0 million BNP Paribas secured revolving credit facility.  It is anticipated that the borrowing base under the secured revolving credit facility will increase at the next semi-annual redetermination (April 1, 2012), based on an anticipated increase in proved reserves as of December 31, 2011.

As of January 30, 2012, the Company had approximately $10 million cash on hand and the full availability of its $28 million credit facility with BNP Paribas.  Combined with its anticipated monthly cash flow from operations, the Company fully anticipates meeting its currently scheduled drilling commitments in 2012.

“We are pleased to announce the initial results of the Kalil infill well.  This is the first of seven scheduled completions in the Williston Basin between our two programs in the first half of 2012,” said Keith Larsen, CEO of U.S. Energy.  “We are also looking forward to obtaining the results of the two Eagle Ford test wells with Crimson, with high hopes of developing a strong drilling program for the second half of the year,” he added.

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Press Release
January 31, 2012

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production rates and capital expenditures, its drilling and fracing of wells with industry partners, the borrowing base under its credit facility, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance. The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q filed November 7, 2011), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com